Exhibit 99.3(b)

Michael S. Steiner

c/o Steiner-Atlantic Corp.

290 N.E. 68th Street

Miami, Florida 33138-5567

March 6, 2015

Mr. Robert M. Steiner

315 Cornwall Street

San Francisco, California 94118

Re: Termination of Stockholders Agreement

Dear Bob:

Reference is made to that certain Stockholders’ Agreement, dated as of December 2, 2013, by and between Michael S. Steiner and Robert M. Steiner (the “Stockholders’ Agreement”). Capitalized terms used in this letter agreement and not otherwise defined herein have the respective meanings ascribed thereto in the Stockholders’ Agreement.

This letter will confirm the understanding and agreement of Michael S. Steiner and Robert M. Steiner that the Stockholders’ Agreement shall terminate effective simultaneous with the execution and delivery of the Stockholders Agreement, dated as of the date hereof, by and among Symmetric Capital LLC, a Florida limited liability company, Henry M. Nahmad, Michael S. Steiner and Robert M. Steiner (the “New Stockholders’ Agreement”). This letter agreement is subject to, and contingent upon, the execution and delivery of the New Stockholder’s Agreement.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This letter agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and there are no representations, warranties, covenants or understandings relating to the subject matter hereof other than those expressly set forth herein. No amendment or modification of any of the terms or provisions of this letter agreement shall be valid unless in writing and signed by Michael S. Steiner and Robert M. Steiner, and no waiver of any of the terms or provisions of this letter agreement shall be valid unless in writing and signed by the party waiving such terms or provisions. No waiver of a breach or performance of any provision hereof shall be deemed a waiver of any subsequent breach or default of any kind or nature. The invalidity or unenforceability of any provision of this letter agreement, or part of any provision of this letter agreement, shall not affect the other provisions or parts hereof, and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted. This letter agreement may be executed (including by facsimile or email (pdf) transmission) in two or more counterparts, each of which shall be considered to be an original, but all of which, when taken together, shall constitute one and the same instrument. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles thereof, or any other laws the effect of which would be to apply the laws of any state or jurisdiction other than the State of Delaware. Each of Michael S. Steiner and Robert M. Steiner hereby consents and agrees that the Circuit Court of the State of Florida for the County of Miami-Dade and the United States District Court for the Southern District of Florida each shall have personal jurisdiction and proper venue with respect to any dispute under this letter agreement. Neither of Michael S. Steiner nor Robert M. Steiner shall raise, and each of Michael S. Steiner and Robert M. Steiner hereby expressly waives, any objection or defense to any such jurisdiction and venue as an inconvenient forum. Each of Michael S. Steiner and Robert M. Steiner further agrees that any action or proceeding brought under this Agreement shall be brought only in the Circuit Court of the State of Florida for the County of Miami-Dade or the United States District Court for the Southern District of Florida. Each of Michael S. Steiner and Robert M. Steiner hereby waives personal service of any summons, complaint or other process, which may be delivered by any of the means permitted for notices under this letter agreement. In any action, suit or proceeding in any jurisdiction brought with respect to this letter agreement, each of Michael S. Steiner and Robert M. Steiner.

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Sincerely,

/s/ Michael S. Steiner
Michael S. Steiner

Consented to and Agreed:

/s/ Robert M. Steiner

Robert M. Steiner

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